Exhibit 10.35

CHAIRMAN AGREEMENT

This CHAIRMAN AGREEMENT (the “Agreement”) is entered into effective as of October 23, 2013 (the “Effective Date”), by and between PURE BIOSCIENCE, INC., a Delaware corporation (the “Company”), and DAVE PFANZELTER (the “Chairman”). The Company and the Chairman are hereinafter collectively referred to as the “Parties”, and individually referred to as a “Party”.

RECITALS

A. The Company desires assurance of the continued association and services of the Chairman in order to retain his experience, skills, abilities, background and knowledge, and is willing to appoint the Chairman to the Company’s Board of Directors (the “Board”) on the terms and conditions set forth in this Agreement.

B. The Chairman desires to serve on the Board as Chairman of the Board, and is willing to accept such continued service on the terms and conditions set forth in this Agreement.

C. The Company and the Chairman desire to, among other things, provide for benefits payable to the Chairman upon certain events and reflect the application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) to the benefits that may be provided to the Chairman.

AGREEMENT

In consideration of the foregoing recitals and the mutual promises and covenants herein contained, and for other good and valuable consideration, the Parties, intending to be legally bound, agree as follows:

1. APPOINTMENT AS CHAIRMAN.

1.1 Appointment. The Board shall appoint Chairman as Chairman of the Board.

1.2 Term. The Board hereby appoints the Chairman, and the Chairman hereby accepts such appointment by the Board, as Chairman of the Board upon the terms and conditions set forth in this Agreement, until such appointment ends in accordance with this Section 1.2 (the “Term”). Chairman’s start date as Chairman of the Board shall be as of August 13, 2013.

(a) Resignation by Chairman. The Chairman may terminate this Agreement and resign from his position as Chairman of the Board at any time, for any reason or no reason, with or without Cause, by providing the Board 30 days advance written notice. Thereafter, all obligations of the Company under this Agreement shall cease except that Chairman will be entitled to Chairman Compensation earned through the effective date of resignation as well as the separation compensation and benefits provided in Sections 4 and 5 below, if applicable.

(b) Removal by the Board Without Cause. The Board may terminate this Agreement and remove the Chairman from his position as Chairman of the Board at any time, for any reason or no reason, with or without Cause (as defined below), by providing Chairman with 30 days advance written notice. Thereafter, all obligations of the Company under this Agreement shall cease except that Chairman will be entitled to Chairman Compensation earned through the effective date of resignation as well as the separation compensation and benefits provided in Sections 4 and 5 below, if applicable.

(c) Removal by the Board For Cause. The Board may terminate this Agreement and remove the Chairman from his position as Chairman of the Board at any time for Cause (as defined below), without prior notice (unless specifically provided for to the contrary), without liability to the Chairman except for Chairman Compensation earned through the effective date of such termination date as well as the as the separation compensation and benefits provided in Sections 4 and 5 below, if applicable.

(d) Removal Due to Death or Complete Disability. If Chairman dies or suffers a Complete Disability (as defined below) during the Term, Chairman’s service as Chairman of the Board shall automatically terminate upon such death or Complete Disability. Thereafter, all obligations of the Company under this Agreement shall cease except that Chairman or Chairman’s heirs will be entitled to Chairman Compensation earned through the effective date of resignation as well as the separation compensation and benefits provided in Sections 4 and 5 below, if applicable.

1.3 Duties. The Chairman shall do and perform all services, acts or things necessary or advisable to manage and conduct the business of the Board and which are normally associated with the position of Chairman of the Board of a public company, consistent with the Bylaws of the Company and as required by the Board. As Chairman of the Board, Chairman shall lead all meetings of the Board and all meetings of the stockholders of the Company, as well as set the agenda for all meetings of the Board and the stockholders.

1.4 Policies and Practices. The retention of Chairman as Chairman of the Board shall be further governed by the policies and practices established from time to time by the Company and the Board. In the event of any inconsistencies or conflict between this Agreement and such policies and practices, the terms and conditions of this Agreement shall control.

1.5 Location. The Chairman will attend and participate in meetings via teleconference, videoconference, or in person, and will consult with other members of the Board regularly and as necessary via telephone, electronic mail, or other forms of correspondence. The Chairman shall perform the services as Chairman pursuant to this Agreement at the Company’s offices, located in El Cajon, California, only when reasonably requested by the Company.

2. LOYAL AND CONSCIENTIOUS PERFORMANCE.

While serving as Chairman of the Board hereunder, the Chairman will devote no less than one day each week to the performance of Chairman’s duties, and will not take any action that would directly or indirectly promote any competitor or impair the Company’s interests. Subject to the foregoing, while acting as Chairman of the Board, the Chairman may engage in other business or charitable activities to the extent that they do not interfere or create a conflict with the fiduciary obligations of the Chairman of the Board owed to the Company. The Chairman will be free to represent or perform services for other persons while acting solely as the Chairman of the Board. However, the Chairman agrees that Chairman does not presently perform and will not perform during the term of Agreement, consulting or other services for companies whose businesses are or would be, in any material way, competitive with the Company, without the Board’s prior approval.

3. COMPENSATION OF THE CHAIRMAN.

3.1 Chairman Compensation. Commencing as of August 13, 2013 and through November 13, 2013, the Company shall pay the Chairman $41,666.67 per month for services as the Chairman of the Board, payable on a monthly basis in accordance with the Company’s policy for payments to Board members; and commencing on November 14, 2013 through the remainder of the Term, the Company shall pay the Chairman $12,500 per month for services as the Chairman of the Board, payable on a quarterly basis in accordance with the Company’s policy for payments to Board Members (collectively, “Chairman Compensation”). Such Chairman Compensation shall be prorated for any partial year of service on the basis of a 365-day fiscal year.

3.2 Annual Discretionary Bonuses. In addition to the Chairman’s Chairman Compensation, the Chairman will be eligible to receive annual and periodic bonuses in such amounts and upon such terms as may be determined from time to time by the Board.

3.3 Reductions to Compensation. The Chairman Compensation may be reduced only by mutual agreement of the Chairman and the Company.

3.4 Withholding Taxes. Chairman understands and agrees that he is an independent contractor and not an employee of the Company. As a result, the Company will not make deductions for taxes from any amounts payable to Chairman as a result of his Services to the Company or as a result of the vesting or settlement of any equity-based awards (except as otherwise required by applicable law or regulation). Any taxes imposed on the Chairman due to Services to the Company (including upon the issuance, vesting and settlement of any equity-based awards) will be the sole responsibility of the Chairman.

3.5 Stock Awards.

(a) Restricted Stock Unit Grant. As an inducement to Chairman’s agreement to serve as Chairman of the Board, Chairman will be granted an award consisting of two million eight hundred thousand (2,800,000) Restricted Stock Units. The terms and conditions for the Restricted Stock Units are contained in the Restricted Stock Units Agreement attached hereto as Exhibit A and incorporated herein by reference.

(b) Additional Stock Awards. In addition, the Company may grant the Chairman additional stock awards at such times and on such terms as may be decided from time to time by the Board or its Compensation Committee, in its sole discretion.

3.6 Expenses.

(a) Ordinary Business Expenses. The Chairman is authorized to incur reasonable expenses in the conduct of his Services to the Company as Chairman of the Board,

including expenses for meals, travel, and other similar items. The Company shall prepay or reimburse the Chairman for all such expenses.

(b) Expense Prepayment and Reimbursement Procedures. All prepayments and reimbursements of the Chairman’s expenses pursuant to this Section 3.6 are subject to the Chairman’s provision of invoices, an itemized accounting or other appropriate documentation evidencing such expenses no later than three (3) months following the date such expenses were incurred. Any reimbursement payment shall be made by the Company as soon as practicable following its receipt of such documentation, but in no event later than the end of the Chairman’s taxable year following the year in which the Chairman incurred such expenses.

3.7 Indemnification. Company shall indemnify the Chairman to the fullest extent permitted by the Company’s Bylaws and applicable Delaware law as set forth in the Indemnification Agreement attached hereto as Exhibit B and incorporated herein by reference, which shall be construed to provide the broadest permissible indemnification rights to the Chairman.

3.8 Insurance. The Company shall maintain an insurance policy or policies providing officers and directors’ liability insurance and shall include the Chairman as an insured under the officers and directors liability insurance policy, with coverage to be in an amount determined by the Board, though in no event less than the amount in effect on the Effective Date. Said coverage shall also specifically encompass all prior acts regarding the Company and shall provide coverage to Chairman after termination of this Agreement for all time periods prior to termination of the Agreement.

4. TERMINATION BENEFITS.

4.1 Termination By Chairman. If the Chairman’s resigns from his position as Chairman of the Board without Good Reason (as defined below), then the Company shall pay to the Chairman or the Chairman’s heirs the Chairman Compensation, any bonus awarded under Section 3.2 not previously paid, each as earned through the date of resignation at the rate then in effect, and the Company shall thereafter have no further obligations to the Chairman and/or the Chairman’s heirs under this Agreement, except as expressly otherwise provided in Sections 4 and 5. If the Chairman’s service as Chairman of the Board terminates due to the Chairman’s death or Complete Disability (as defined below), the Company shall provide to the Chairman (or the Chairman’s beneficiaries, as applicable) the separation benefits described in Section 4.2 below.

4.2 Benefits Upon Termination Without Cause or for Good Reason. In the event the Board removes the Chairman from his position as Chairman of the Board without Cause (as defined below) or the Chairman resigns for Good Reason (as defined below), then subject to the Chairman’s delivery to the Company of a Release and Waiver of Claims in the form attached hereto as Exhibit C no later than forty-five (45) days following the Termination Date, the Company shall provide the Chairman with the following separation benefits after the Release Effective Date as defined in Exhibit C:

(a) The Chairman shall be entitled to separation pay in the form of continued payment of the annual Chairman Compensation then in effect on the termination date for a period of twelve (12) months. Such continued separation payments shall be paid bi-monthly commencing upon the Release Effective Date; provided, however, that if the period between the termination date and thirty (30) days after the termination date spans two tax years, the separation payments will always begin starting with the month of the second tax year.

(b) The Chairman shall have rights in connection with Restricted Stock Units as set out in Exhibit A.

(c) Notwithstanding any contrary terms of any stock option grants, any outstanding vested stock options held by the Chairman at the date of such termination shall continue to be exercisable for a period of up to ninety (90) days following such termination, but in no event beyond the maximum permitted expiration date of such stock options.

4.3 Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a) Good Reason. “Good Reason” for the Chairman to resign from his position as Chairman of the Board shall mean the occurrence of any of the following events without the Chairman’s consent; provided however, that any resignation by the Chairman due to any of the following conditions shall only be deemed for Good Reason if: (i) the Chairman gives the Board written notice of the intent to resign for Good Reason within ninety (90) days following the first occurrence of the condition(s) that the Chairman believes constitutes Good Reason, which notice shall describe such condition(s); (ii) the Company fails to remedy, if remediable, such condition(s) within thirty (30) days following receipt of the written notice (the “Cure Period”) of such condition(s) from the Chairman; and (iii) the Chairman actually resigns his employment within the first ninety (90) days after expiration of the Cure Period: (A) a material reduction by the Board of the Chairman’s annual Chairman Compensation as initially set forth herein or as the same may be increased from time to time (unless reductions comparable in amount and duration are concurrently made for all other non-employee members of the Board); (B) a material reduction by Board of the Chairman’s authority, duties or responsibilities or the assignment to the Chairman of any duties substantially inconsistent with the Chairman’s position, duties and responsibilities with the Company; or (C) a material breach by the Company of this Agreement or any other agreement between the Company and Chairman.

(b) Cause. “Cause” shall mean that one or more of the following has occurred: (i) the Chairman has been convicted for, or entered a plea of guilty or nolo contendere to, a felony crime involving fraud, dishonesty or violence (under the laws of the United States or any relevant state, in the circumstances, thereof); (ii) the Chairman has intentionally or willfully engaged in material acts of fraud, dishonesty or gross misconduct that have a material adverse effect on the Company; (iii) the willful failure or refusal of Chairman to carry out the lawful directions of the Board (determined by a majority of the then serving directors other than the Chairman) or the duties assigned to Chairman by the Board; or (iv) any material violation by the Chairman of any written Company policy applicable to the Chairman; or (v) any material breach by the Chairman of any provision of this Agreement or any other Agreement between the Company and Chairman. Notwithstanding the foregoing, the termination of Chairman’s services as Chairman of the Board shall not constitute termination for Cause, unless the Company first provides Chairman with written notice of the basis for the termination and, with respect to a termination based on clauses (iii), (iv) and/or (v) above, a fifteen (15) day period to correct the breach or failure or refusal. During this 15 day notice period, the Chairman will be afforded the opportunity to make a presentation to the Board regarding the matters referred to in the notice.

(c) Complete Disability. “Complete Disability” shall mean the inability of the Chairman to perform his duties under this Agreement because the Chairman has become permanently disabled within the meaning of any policy of disability income insurance covering employees of the Company then in force. In the event the Company has no policy of disability income insurance covering employees of the Company in force when the Chairman becomes disabled, the term Complete Disability shall mean the inability of the Chairman to perform his duties under this Agreement by reason of any incapacity, physical or mental, which the Board (based on a majority vote of the directors then serving other than the Chairman), based upon medical advice or an opinion provided by a licensed physician acceptable to the Board, determines to have incapacitated the Chairman from satisfactorily performing the Chairman’s usual services for the Company for a period of at least one hundred twenty (120) consecutive days during any 12-month period.

5. CHANGE OF CONTROL TERMINATION BENEFITS.

5.1 Change of Control Benefits. In the event that within twelve (12) months following a Change of Control either: (A) the Chairman is removed from his position as Chairman of the Board without Cause or (B) a condition arises that triggers the Chairman’s right to give notice of resignation for Good Reason (as defined above), and the Chairman actually resigns for Good Reason, within the applicable time periods thereafter as provided under Section 4.3, in either case subject to fulfillment of the Release and Waiver requirements of Section 4.2, the Company shall provide the Executive with the following separation benefits: (a) a single lump sum payment equal to two hundred percent (200%) of Chairman’s annual Chairman Compensation then in effect, to be paid within thirty (30) days after the Release Effective Date; and (b) the Chairman shall have the right to exercise stock options as provided for above in Section 4.2(c) above; and (c) the Chairman shall have rights in connection with Restricted Stock Units as set out in Exhibit A.

5.2 Change of Control Defined. “Change of Control” means the occurrence of any of the following events: (i) the closing of the sale, transfer or other disposition of all or substantially all of the Company’s assets or the exclusive license of substantially all of the intellectual property of the Company material to the business of the Company resulting in the Company being unable to continue its business as in effect prior to such license; provided, however, that a mortgage, pledge or grant of a security interest to a bona fide lender shall not by itself constitute a Change of Control; (ii) the consummation of a merger or consolidation of the Company with or into another entity in which the stockholders of the Company exchange their shares of capital stock of the Company for cash, stock, property or other consideration (except one in which the stockholders of the Company as constituted immediately prior to such transaction continue to hold after the transaction at least 50% of the voting power of the capital stock of the Company or the surviving or acquiring entity or parent entity of the surviving or acquiring entity); (iii) any “person,” as such term is used in Sections 13(d) and 14(d) of the

Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the “Exchange Act”) (other than (a) a trustee or other fiduciary holding securities under an employee benefit plan of the Company, (b) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company or (c) any current beneficial stockholder or group, as defined by Rule 13d-5 of the Exchange Act, including the heirs, assigns and successors thereof, of beneficial ownership, within the meaning of Rule 13d 3 of the Exchange Act, of securities possessing more than 20% of the total combined voting power of the Company’s outstanding securities) hereafter becomes the “beneficial owner,” as defined in Rule 13d 3 of the Exchange Act, directly or indirectly, of securities of the Company representing 35% or more of the total combined voting power represented by the Company’s then outstanding voting securities; or (iv) individuals who, as of sixty (60) days after the Effective Date of this Agreement are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Agreement, be considered as a member of the Incumbent Board; provided further, however, that a transaction under clauses (ii) or (iii) above shall not constitute a Change of Control: (A) if its primary purpose is to change the state of the Company’s incorporation, (B) if its primary purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately prior to such transaction, or (C) if it is a bona fide equity financing in which the Company is the surviving corporation.

6. TAX TREATMENT.

6.1 Notwithstanding anything contained in this Agreement to the contrary, to the extent that any payment or benefit (within the meaning of Section 280G(b)(2) of the Code) to the Chairman or for the Chairman’s benefit, paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, the Chairman’s Services to the Company or a Change of Control (a “Payment” or “Payments”), would be subject to the excise tax imposed under Code Section 4999, or any interest or penalties are incurred by the Chairman with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), the Payments shall be reduced (but not below zero) if and to the extent that a reduction in the Payments would result in the Chairman retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the Excise Tax), than if the Chairman received all of the Payments (any such reduced amount is hereinafter referred to as the “Limited Payment Amount”). The Company shall reduce or eliminate the Payments by (i) first reducing or eliminating those payments which are payable in cash and then (ii) by reducing or eliminating acceleration of stock options, in reverse order beginning with the options that but for the acceleration would have vested the farthest in time from the Determination (as hereinafter defined).

6.2 An initial determination as to whether the Payments shall be reduced to the Limited Payment Amount and the amount of such Limited Payment Amount shall be made, at the Company’s expense, by the accounting firm that is the Company’s independent accounting firm as of the date of the Change of Control (the “Accounting Firm”). The Accounting Firm

shall provide its determination (the “Determination”), together with detailed supporting calculations and documentation, to the Company and the Chairman within five (5) days of the Termination Date, if applicable, or such other time as requested by the Company or by the Chairman (provided the Chairman reasonably believes that any of the Payments may be subject to the Excise Tax) and, if the Accounting Firm determines that no Excise Tax is payable by the Chairman with respect to a Payment or Payments, it shall furnish the Chairman with an opinion reasonably acceptable to the Chairman that no Excise Tax will be imposed with respect to any such Payment or Payments. Within ten (10) days of the delivery of the Determination to the Chairman, the Chairman shall have the right to dispute the Determination (the “Dispute”). If there is no Dispute, the Determination shall be binding, final and conclusive upon the Company and the Chairman, subject to the application of Section 6.3 below.

6.3 As a result of the uncertainty in the application of Sections 4999 and 280G of the Code, it is possible that the Payments actually made to, or provided for the benefit of, the Chairman either will be greater (an “Excess Payment”) or less (an “Underpayment”) than the proper Limited Payment Amount provided for in Section 6.1.

(a) If it is established, pursuant to a final and conclusive determination of a court or the Internal Revenue Service (the “IRS”) that an Excess Payment has been made, the Chairman must repay such Excess Payment to the Company; provided, that no Excess Payment will be repaid by the Chairman to the Company unless, and only to the extent that, the repayment would either reduce the amount on which the Chairman is subject to tax under Code Section 4999 or generate a refund of tax imposed under Code Section 4999.

(b) In the event that it is determined by (i) the Accounting Firm, the Company (which shall include the position taken by the Company, or together with its consolidated group, on its federal income tax return) or the IRS, or (ii) pursuant to a determination by a court, or (iii) upon the resolution to the Chairman’s satisfaction of the Dispute, that an Underpayment has occurred, the Company shall pay an amount equal to the Underpayment to the Chairman within ten (10) days of such determination or resolution, together with interest on such amount at the applicable federal rate under Code Section 7872(f)(2) from the date such amount would have been paid to the Chairman until the date of payment.

7. APPLICATION OF INTERNAL REVENUE CODE SECTION 409A.

7.1 Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under this Agreement (the “Severance Benefits”) that constitute “deferred compensation” within the meaning of Section 409A of the Code and the regulations and other guidance thereunder or any state law of similar effect (collectively “Section 409A”) and that are not exempt from Section 409A shall not commence in connection with the Chairman’s termination of employment unless and until the Chairman has also incurred a “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h) (“Separation From Service”). For purposes of Section 409A, each payment provided in Section 4 will be treated as a separate payment.

7.2 For the avoidance of doubt, it is intended that payments of the Severance Benefits set forth in this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulation Sections 1.409A-1(b)(4) [short-term deferral], 1.409A-1(b)(5) [stock options] and 1.409A-1(b)(9) [separation pay]. However, if the Company (or, if applicable, the successor entity thereto) determines that a Severance Benefit constitutes “deferred compensation” under Section 409A and the Chairman is, on the Chairman’s Separation From Service, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code and the Treasury regulations, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the Severance Benefit payment shall be delayed until the earlier to occur of: (i) the date that is six months and one day after the Chairman’s Separation From Service”) or (ii) the date of the Chairman’s death (such applicable date, the “Specified Employee Initial Payment Date”). On the Specified Employee Initial Payment Date, the Company (or the successor entity thereto, as applicable) shall pay to the Chairman a lump sum amount equal to the Severance Benefit payment that the Chairman would otherwise have received through the Specified Employee Initial Payment Date if the payment of the Severance Benefits had not been so delayed pursuant to this Section.

7.3 The Severance Benefits are intended to qualify for an exemption from application of Section 409A or to comply with its requirements to the extent necessary to avoid adverse personal tax consequences under Section 409A, and this Agreement shall be interpreted accordingly.

8. CONFIDENTIAL AND PROPRIETARY INFORMATION; NONSOLICIATION.

As a condition of continued employment the Chairman agrees to execute and abide by the Proprietary Information and Inventions Agreement in the form attached hereto as Exhibit D.

9. ASSIGNMENT AND BINDING EFFECT.

This Agreement shall be binding upon and inure to the benefit of the Chairman and the Chairman’s heirs, executors, personal representatives, assigns, administrators and legal representatives. Because of the unique and personal nature of the Chairman’s duties under this Agreement, neither this Agreement nor any rights or obligations under this Agreement shall be assignable by the Chairman. This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns and legal representatives. As a condition to entering into an acquisition agreement, the Company will require any acquiror or successor to assume its obligations under this Agreement.

10. CHOICE OF LAW.

This Agreement will be governed by the laws of the State of California, without giving effect to the conflict of law principles thereof. For purposes of litigating any dispute that arises under this Agreement, the parties hereby submit to and consent to the jurisdiction of the State of California, and agree that such litigation will be conducted in the courts of San Diego County, California, or the federal courts for the United States for the Southern District of California, and no other courts, where this Agreement is made and/or to be performed.

11. INTEGRATION.

This Agreement, including all Exhibits attached hereto, contains the complete, final and exclusive agreement of the Parties relating to the terms and conditions of the Chairman’s employment and the termination of the Chairman’s employment, and supersedes all prior and contemporaneous oral and written employment agreements or arrangements between the Parties and between the Chairman and the Company.

12. AMENDMENT.

This Agreement cannot be amended or modified except by a written agreement signed by the Chairman and the Board representative specifically authorized by the Board to execute any such amendment or modification to this Agreement on behalf of the Company.

13. SURVIVAL OF CERTAIN PROVISIONS.

Sections 1, 3.4, 3.7, 4 through 17, 19 and 21 shall survive the termination of this Agreement.

14. WAIVER.

No term, covenant or condition of this Agreement or any breach thereof shall be deemed waived, except with the written consent of the Party against whom the waiver is claimed, and any waiver of any such term, covenant, condition or breach shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term, covenant, condition or breach.

15. SEVERABILITY.

The finding by a court of competent jurisdiction of the unenforceability, invalidity or illegality of any provision of this Agreement shall not render any other provision of this Agreement unenforceable, invalid or illegal. Such court shall have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision which most accurately represents the Parties’ intention with respect to the invalid or unenforceable term or provision. Any such invalid or unenforceable term or provision shall be revised to the minimum extent necessary to make any such term or provision valid or enforceable in accordance with the Parties’ intentions with respect to such term or provision.

16. INTERPRETATION; CONSTRUCTION.

The headings set forth in this Agreement are for convenience of reference only and shall not be used in interpreting this Agreement. The Parties acknowledge that each Party and its counsel has reviewed and revised, or had an opportunity to review and revise, this Agreement, and the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

17. REPRESENTATIONS AND WARRANTIES.

The Chairman represents and warrants that the Chairman is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that Chairman’s execution and performance of this Agreement will not violate or breach any other agreements between the Chairman and any other person or entity.

18. COUNTERPARTS.

This Agreement may be executed in two counterparts, each of which shall be deemed an original, both of which together shall constitute one and the same instrument. In the event that any signature is delivered by fax or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

19. ADVERTISING WAIVER.

During the Term the Chairman agrees to permit the Company and/or its affiliates, and persons or other organizations authorized by the Company and/or its affiliates, to use, publish and distribute advertising or sales promotional literature concerning the products and/or services of the Company and/or its affiliates, or the machinery and equipment used in the provision thereof, in which the Chairman’s name and/or pictures of the Chairman taken in the course of the Chairman’s provision of services to the Company and/or its affiliates, appear. The Chairman hereby waives and releases any claim or right the Chairman may otherwise have arising out of such use, publication or distribution.

20. SPECIFIC ENFORCEMENT.

If necessary and where appropriate, the Company shall have the right to enforce the provisions of the Proprietary Information and Inventions Agreement by injunction, specific performance or other equitable relief without bond and without prejudice to any other rights and remedies the Company may have for a breach of such Exhibits to this Agreement.

21. NOTICE.

21.1 Method and Delivery. All notices, requests and demands hereunder shall be in writing and delivered by hand, by Electronic Transmission, by mail, or by recognized commercial overnight delivery service (such as Federal Express, UPS, or DHL), and shall be deemed given (a) if by hand delivery, upon such delivery; (b) if by Electronic Transmission, upon confirmation of receipt of same; (c) if by mail, forty-eight (48) hours after deposit in the United States mail, first class, registered or certified mail, postage prepaid; or, (d) if by recognized commercial overnight delivery service, upon such delivery.

21.2 Consent to Electronic Transmissions. Each Party hereby expressly consents to the use of Electronic Transmissions for communications and notices under this Agreement. For purposes of this Agreement, “Electronic Transmissions” means a communication (i) delivered by facsimile telecommunication or electronic mail when directed to the facsimile number or electronic mail address, respectively, for that recipient on record with the sending Party; and, (ii) that creates a record that is capable of retention, retrieval, and review, and that may thereafter be rendered into clearly legible tangible form.

IN WITNESS WHEREOF, the Parties have executed this Agreement with an Effective Date of the 23rd day of October 2013.

CHAIRMAN:	COMPANY: Pure Bioscience, Inc.

/S/ DAVE PFANZELTER
DAVE PFANZELTER
/S/ PETER WULFF

PETER WULFF, Chief Operating Officer

EXHIBIT A

RSU AGREEMENT

EXHIBIT B

INDEMNIFICATION AGREEMENT

EXHIBIT C

RELEASE AND WAIVER OF CLAIMS

In consideration of the payments and other benefits set forth in the Chairman Agreement, dated October 23, 2013 (the “ Agreement”), to which this form is attached, I, DAVE PFANZELTER, hereby furnish PURE BIOSCIENCE, INC. (the “Company”), with the following release and waiver (“Release and Waiver”).

In exchange for the consideration provided to me by the Agreement that I am not otherwise entitled to receive, I hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, Affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring relating to my services to the Company or the termination thereof prior to my signing this Release and Waiver. Notwithstanding the foregoing, this Release and Waiver, shall not release or waive my rights: to indemnification under the articles and Bylaws of the Company or applicable law, including without limitations, California Labor Code Sections 2800 and 2802 and the Indemnification Agreement (Exhibit B); to payments under Sections 4 and 5 of my Chairman Agreement; under any provision of the Chairman Agreement that survives the termination of that agreement; under the California Workers’ Compensation Act; under any option, restricted share or other agreement concerning any equity interest in the Company; as a shareholder of the Company or any other right that is not waivable under applicable law.

I also acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to any claims I may have against the Company.

This Release and Waiver constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated herein. This Release and Waiver may only be modified by a writing signed by both me and a duly authorized officer of the Company.

Date:	By:
DAVE PFANZELTER

EXHIBIT D

PURE BIOSCIENCE, INC.

PROPRIETARY INFORMATION

AND INVENTIONS AGREEMENT

In consideration of my Chairman Agreement with PURE BIOSCIENCE, INC. (the “Company”), and the compensation now and hereafter paid to me, I hereby agree as follows, effective as of August 13, 2013:

1. NONDISCLOSURE

1.1 Recognition of Company’s Rights; Nondisclosure. At all times during my services to the Company and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company’s and/or its Affiliates’ Proprietary Information (defined below), except as such disclosure, use or publication may be required in connection with my work for the Company, or unless an officer of the Company expressly authorizes such in writing. I will obtain Company’s written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work at Company and/or incorporates any Proprietary Information. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns. For purposes of this Agreement, “Affiliate” means, with respect to any specific entity, any other entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified entity.

1.2 Proprietary Information. The term “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data or information of the Company and/or its Affiliates. By way of illustration but not limitation, “Proprietary Information” includes (a) trade secrets, inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques (hereinafter collectively referred to as “Inventions”); and (b) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and (c) information regarding the skills and compensation of other employees of the

Company and/or its Affiliates. Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which is generally known in the trade or industry, which is not gained as result of a breach of this Agreement, and my own, skill, knowledge, know-how and experience to whatever extent and in whichever way I wish.

1.3 Third Party Information. I understand, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my services to the Company and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.

1.4 No Improper Use of Information of Prior Employers and Others. During my services to the Company I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person. I will use in the performance of my duties only information which is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.

1.

2. ASSIGNMENT OF INVENTIONS.

2.1 Proprietary Rights. The term “Proprietary Rights” shall mean all trade secret, patent, copyright, mask work and other intellectual property rights throughout the world.

2.2 Prior Inventions. Inventions, if any, patented or unpatented, which I made prior to the commencement of my services to the Company are excluded from the scope of this Agreement. To preclude any possible uncertainty, I have set forth on Exhibit B (Previous Inventions) attached hereto a complete list of all Inventions that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my services to the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”). If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Exhibit B but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. A space is provided on Exhibit B for such purpose. If no such disclosure is attached, I represent that there are no Prior Inventions. If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Prior Invention. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company’s prior written consent.

2.3 Assignment of Inventions. Subject to Sections 2.4, and 2.6, I hereby assign and agree to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my services to the Company. Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section 2, are hereinafter referred to as “Company Inventions.”

2.4 Nonassignable Inventions. This Agreement does not apply to an Invention which qualifies fully as a nonassignable Invention under Section 2870 of the California Labor Code (hereinafter “Section 2870”). I have reviewed the notification on Exhibit A (Limited Exclusion Notification) and agree that my signature acknowledges receipt of the notification.

2.5 Obligation to Keep Company Informed. During the period of my services to the Company and for six (6) months after the termination of my services to the Company, I will promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by me, either alone or jointly with others. In addition, I will promptly disclose to the Company all patent applications filed by me or on my behalf within a year after termination of my services to the Company. At the time of each such disclosure, I will advise the Company in writing of any Inventions that I believe fully qualify for protection under Section 2870; and I will at that time provide to the Company in writing all evidence necessary to substantiate that belief. The Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any confidential information disclosed in writing to the Company pursuant to this Agreement relating to Inventions that qualify fully for protection under the provisions of Section 2870. I will preserve the confidentiality of any Invention that does not fully qualify for protection under Section 2870.

2.6 Government or Third Party. I also agree to assign all my right, title and interest in and to any particular Company Invention to a third party, including without limitation the United States, as directed by the Company.

2.7 Works for Hire. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my services to the Company and which are protectable by copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101).

2.8 Enforcement of Proprietary Rights. I will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to

Company Inventions in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee. My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my services to the Company, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company’s request on such assistance.

In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

3. RECORDS. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by me and all Inventions made by me during the period of my services to the Company, which records shall be available to and remain the sole property of the Company at all times.

4. ADDITIONAL ACTIVITIES. I agree that during the period of my services to the Company I will not, without the Company’s express written consent, engage in any employment or business activity which is competitive with, or would otherwise conflict with, my services to the Company.

5. NO CONFLICTING OBLIGATION. I represent that my performance of all the terms of this Agreement and as a director of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my retention by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

6. RETURN OF COMPANY DOCUMENTS. When I leave the services of the Company, I will deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of the Company. I further agree that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. Prior to leaving, I will cooperate with the Company in completing and signing the Company’s termination statement.

7. LEGAL AND EQUITABLE REMEDIES. Because my services are personal and unique and because I may have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

8. NOTICES. Any notices required or permitted hereunder shall be given to the appropriate party in accordance with Section 21 of the Chairman Agreement to which this Agreement is attached as Exhibit D

9. NOTIFICATION OF NEW EMPLOYER. In the event that I leave the services of the Company, I hereby consent to the notification of my new employer of my rights and obligations under this Agreement.

10. GENERAL PROVISIONS.

10.1 Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by and construed according to the laws of the State of California, as such laws are applied to agreements entered into and to be performed entirely within California between California residents.

10.2 Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If, moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

10.3 Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

10.4 Survival. The provisions of this Agreement shall survive the termination of my services to the Company and the assignment of this Agreement by the Company to any successor in interest or other assignee.

10.5 Director. I agree and understand that nothing in this Agreement shall confer any right with respect to continuation of services to the Company, nor shall it interfere in any way with my right or the Company’s right to terminate my services at any time, with or without cause.

10.6 Waiver. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

10.7 Entire Agreement. The obligations pursuant to Sections 1 and 2 of this Agreement shall apply to any time during which I was previously retained, or am in the future retained, by the Company as a consultant if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement and Chairman Agreement to which it is attached as Exhibit D and all other references in the Chairmn Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this

Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

This Agreement shall be effective as of the Effective Date, namely: August 13, 2013.

I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS. I HAVE COMPLETELY FILLED OUT EXHIBIT B TO THIS AGREEMENT.

/s/ Dave Pfanzelter

(Signature)

DAVE PFANZELTER

(Printed Name)

ACCEPTED AND AGREED TO:

PURE BIOSCIENCE, INC.

By:	/s/ Peter Wulff
Name: PETER WULFF
Title: Chief Operating Officer

EXHIBIT A

LIMITED EXCLUSION NOTIFICATION

THIS IS TO NOTIFY you in accordance with Section 2872 of the California Labor Code that the foregoing Agreement between you and the Company does not require you to assign or offer to assign to the Company any invention that you developed entirely on your own time without using the Company’s equipment, supplies, facilities or trade secret information except for those inventions that either:

1.	Relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company;

2.	Result from any work performed by you for the Company.

To the extent a provision in the foregoing Agreement purports to require you to assign an invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable.

This limited exclusion does not apply to any patent or invention covered by a contract between the Company and the United States or any of its agencies requiring full title to such patent or invention to be in the United States.

I ACKNOWLEDGE RECEIPT of a copy of this notification.

By:	/s/ Dave Pfanzelter
(PRINTED NAME OF SERVICE PROVIDER)

Date: October 23, 2013

WITNESSED BY:

/s/ Peter Wulff
(PRINTED NAME OF REPRESENTATIVE)

1.

EXHIBIT B

TO:	PURE BIOSCIENCE, INC.

FROM:

DATE:

SUBJECT:	Previous Inventions

1. Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my services to PURE BIOSCIENCE, INC. (the “Company”) that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

☐	No inventions or improvements.

☐	See below:

☐	Additional sheets attached.

2. Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies).

	Invention or Improvement	Party(ies)	Relationship

1.

2.

3.

☐	Additional sheets attached.